UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

SANGAMO BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANGAMO BIOSCIENCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2009

To the Stockholders of Sangamo BioSciences, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sangamo BioSciences, Inc., a Delaware corporation (the “Company” or “Sangamo”), will be held on Thursday, June 4, 2009, at 9:00 a.m. Pacific time at 501 Canal Blvd, Suite A100, Richmond, California 94804, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect six directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2010 or until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Sangamo for the year ending December 31, 2009, and

3. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 9, 2009 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of Sangamo will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of Sangamo. All stockholders are cordially invited to attend the meeting in person. To attend the meeting you will need a form of photo identification. If your shares are held in street name you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement. Whether or not you plan to attend the meeting, please vote as soon as possible.

You may vote by mailing a completed proxy card, by telephone, or over the Internet. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned or the shares represented thereby should be voted by telephone or over the Internet to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting by following the procedure described in this Proxy Statement. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Edward O. Lanphier II
President and Chief Executive Officer

Richmond, California

April 21, 2009

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on June 4, 2009:

The Proxy Statement and Annual Report on Form 10-K for 2008 are available at:

www.edocumentview.com/sgmo

YOUR VOTE IS VERY IMPORTANT

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. PLEASE REFER TO THE “VOTING BY MAIL, VIA THE INTERNET OR BY TELEPHONE” SECTION ON PAGE 3 OF THE PROXY STATEMENT FOR ALTERNATE VOTING METHODS.

SANGAMO BIOSCIENCES, INC.

501 Canal Blvd, Suite A100

Richmond, California 94804

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 4, 2009

General

The enclosed Proxy (“Proxy”) is solicited on behalf of the Board of Directors of Sangamo BioSciences, Inc., a Delaware corporation (the “Company” or “Sangamo”), for use at the Annual Meeting of Stockholders to be held on June 4, 2009 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Pacific time at 501 Canal Blvd, Suite A100, Richmond, California 94804. These Proxy solicitation materials are being mailed on or about April 29, 2009 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 9, 2009, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 41,095,257 shares of Sangamo’s common stock, par value $0.01 (“Common Stock”), were issued and outstanding. No shares of Sangamo’s preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 9, 2009. Stockholders may not cumulate votes in the election of directors.

Holders of a majority of the outstanding shares of Common Stock must be present or represented at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Broker non-votes result from shares held of record by stock brokerage firms or financial institutions which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters as to which such brokerage firms or financial institutions may not vote on a discretionary basis. The two matters to be submitted to stockholder approval at the Annual Meeting do not involve matters as to which such brokerage firms or other financial institutions will be precluded from voting in the absence of voting instructions from the beneficial owners of the shares. In the election of directors (Proposal No. 1), the six nominees receiving the highest number of affirmative votes will be elected. Ratification of the appointment of Ernst & Young LLP (Proposal No. 2) requires the approval of the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote. Abstentions will have no effect on Proposal No. 1 but will be counted in the tabulation of the votes cast on Proposal No. 2 and will have the same effect as negative votes on that proposal. Broker non-votes will not be considered to be entitled to vote at the Annual Meeting and will not be counted for purposes of determining whether a proposal has been approved. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Recommendations of the Board of Directors

The Company’s Board of Directors (the “Board of Directors” or the “Board”) recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1) and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s year ending December 31, 2009 (Proposal No. 2).

Voting by Mail, via the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, such proxies will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1) and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s year ended December 31, 2009 (Proposal No. 2) and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. You may revoke or change your proxy vote at any time before the Annual Meeting by sending a written notice of revocation or submitting another proxy with a later date to the Inspector of Elections of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy vote by attending the Annual Meeting and voting in person.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage house for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage house, please complete and return the enclosed voting instruction card in the self-addressed postage paid envelope provided.

Solicitation

Sangamo will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Sangamo may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by directors, officers or employees of Sangamo. No additional compensation will be paid to these individuals for any such services.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Sangamo that are intended to be presented by such stockholders at Sangamo’s Annual Meeting in 2010 must be received no later than December 25, 2009, in order that they may be included in the Proxy statement and form of Proxy relating to that meeting. In addition, the Proxy solicited by the Board of Directors for the Annual Meeting in 2010 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, if Sangamo does not receive notice of such proposal prior to March 6, 2010.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

At the Annual Meeting, six directors are to be elected to serve until the next Annual Meeting of Stockholders or until a successor for such director is duly elected and qualified, or until the death, resignation or removal of such director. The six director nominees receiving the highest number of affirmative votes will be elected. The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for Term Ending Upon the Annual Meeting of Stockholders in 2010

Edward O. Lanphier II, age 52, is the founder of Sangamo, has served as President, Chief Executive Officer and as a member of the Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has approximately twenty-five years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He currently serves on the board of directors of the Biotechnology Institute. Mr. Lanphier holds a B.A. in biochemistry from Knox College.

Paul B. Cleveland, age 52, has served as a member of our Board of Directors since November 2008. Mr. Cleveland is currently Executive Vice President, Corporate Development and Chief Financial Officer of Affymax, Inc. From April 2004 to December 2005, he served as a managing director at Integrated Finance, Ltd., an investment bank. From September 1996 to April 2003, he served as a managing director at J.P. Morgan Chase and Co. (and a predecessor firm, Hambrecht & Quist), an investment bank. From January 1993 to September 1996, he was a partner at Cooley Godward LLP, a law firm. From December 1988 to December 1992, he was a corporate attorney at Sidley Austin LLP, a law firm and from September 1981 to November 1988, he was a corporate attorney at Davis Polk & Wardwell, a law firm. Mr. Cleveland holds a J.D. from Northwestern University School of Law and an A.B. from Washington University in St. Louis.

William G. Gerber, M.D., age 62, has served as a member of our Board of Directors since June 1997. Dr. Gerber is currently an investment partner at Bay City Capital, a life sciences venture capital fund management firm. From September 1999 until its merger into Nanogen, Inc. in December 2004, Dr. Gerber was President, Chief Executive Officer and a Director of Epoch Biosciences, Inc., a biomedical company. From April 1998 to July 1999, he was President of diaDexus LLC, a pharmacogenomics company. Previous to his appointment at diaDexus, he was Chief Operating Officer of Onyx Pharmaceuticals. Before joining Onyx in 1995, Dr. Gerber was with Chiron Corporation, a biopharmaceutical, vaccine and blood testing company, where he was President of the Chiron Diagnostics business unit after Chiron’s merger with Cetus Corporation in December 1991. He joined Cetus in 1987 as Senior Director of Corporate Ventures and was named Vice President and General Manager of the PCR (Polymerase Chain Reaction) Division in November 1988. Dr. Gerber is on the board of directors of Conatus Pharmaceuticals, Inc., Aviir, Inc., and Vivaldi Biosciences. Dr. Gerber earned his B.S. and M.D. degrees from the University of California, San Francisco School of Medicine.

John W. Larson, age 73, has served as a member of our Board of Directors since January 1996. Mr. Larson is currently a partner at the law firm of Morgan, Lewis & Bockius LLP. He served as partner at the law firm of Brobeck, Phleger & Harrison LLP (Brobeck) from 1969 until retiring in January 2003, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of Brobeck. Mr. Larson serves on the boards of directors of Needham Funds, WageWorks, Inc. and MBA Polymers, Inc. Mr. Larson holds an L.L.B. and a B.A., with distinction, in economics, from Stanford University.

Steven J. Mento, Ph.D., age 57, has served as a member of our Board of Directors since May 2005. He is President and Chief Executive Officer of Conatus Pharmaceuticals Inc. From 1997 to 2005 he was President and CEO of Idun Pharmaceuticals and prior to that, from 1982 to 1992, Dr. Mento held various positions at American Cyanamid Company. His last position was Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid Company. In January of 1992, he joined Viagene, Inc. as Vice President of Research and Development. Dr. Mento was responsible for directing the company’s transition from basic research through initiation of the first company sponsored Phase I and Phase II clinical trials in the emerging field of gene therapy. In October of 1995, Chiron Corporation acquired Viagene, Inc., and renamed the company Chiron Viagene, Inc. Dr. Mento served as President of Chiron Viagene, Inc. and Vice President of Chiron Corporation until August of 1997. Dr. Mento currently serves on the boards of BIOCOM, the Biotechnology Industry Organization (BIO), the BIO ECS Governing Body, the BIO Health Section Governing Body, the SDSU BioScience Center Scientific Advisory Board and Cal State San Marcos Advisory Council. Dr. Mento holds Bachelor of Arts, Master of Science, and Ph.D. degrees in microbiology from Rutgers University. He completed his post-doctoral fellowship in somatic cell genetics at the University of Toronto.

Thomas G. Wiggans, age 57, has served as a member of our Board of Directors since June 2008. Mr. Wiggans currently serves as Chairman and CEO of Peplin, Inc. Prior to joining Peplin he served as CEO of Connetics Corporation, a biotechnology company, from 1994, and as Chairman of the Board from January 2006, until December 2006 when Connetics Corporation was acquired by Stiefel Laboratories. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans currently serves as Chairman of the Board of Peplin, Inc., and is a member of the Board of Directors of Onyx Pharmaceuticals Inc., the Board of Overseers of the Hoover Institution at Stanford University and the Board of Trustees of the University of Kansas Endowment Association. In addition, he is Chairman of the Biotechnology Institute, a non-profit educational organization. Mr. Wiggans holds a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University.

Other Current Directors

Margaret A. Liu, M.D., age 52, has served as a member of our Board of Directors since March 2005. She consults for companies and consortia in the fields of vaccines and cancer immunotherapy in the U.S. and Europe. She is currently a Foreign Adjunct Professor, and from 2003 to 2007, was a Visiting Professor at the Karolinska Institute in Stockholm. From 2000 to 2002 Dr. Liu was the Senior Advisor in Vaccinology for the Bill and Melinda Gates Foundation. From 1997 to 1998 she was Vice President of Vaccines Research and from 1998 to 2000, Vice President of Vaccines and Gene Therapy at Chiron Corporation. She joined Merck Research Laboratories in 1988 and in 1994 became Senior Director in the Department of Virus and Cell Biology. Dr. Liu sits on the advisory boards of the Jenner Institute and various research consortia, and is a member of the NIH AIDS Vaccine Research Subcommittee. She is Vice-Chairman of The Board of Trustees of the International Vaccine Institute in Seoul, Korea and a member of the Board of Directors (and Chairman of the Development Committee) of Keystone Symposia. Dr. Liu serves on the editorial or advisory boards of various scientific journals and has been elected a member of the American Society for Clinical Investigation and a Fellow of the Molecular Medicine Society. Dr. Liu earned her B.A. in Chemistry, Summa Cum Laude, from Colorado College and an M.D. from Harvard Medical School. In 2002, she was awarded an honorary Doctorate of Science from Colorado College and has received numerous honorary lectureships.

Michael C. Wood, age 56, has served as a member of our Board of Directors since our inception. Mr. Wood was founder, CEO and President of LeapFrog Enterprises, Inc. and its predecessor, an educational company, from January 1995 through March 2004. Mr. Wood has 15 years of experience in the corporate legal representation of high technology firms and venture capital partnerships. From 1991 through 1994, he was a partner of the emerging technology companies group at Cooley Godward LLP. From 1979 to 1991, Mr. Wood practiced corporate law in the high technology practice of Crosby, Heafey, Roach & May. Mr. Wood received a J.D. from the Hastings College of Law, an M.B.A. from the University of California, Berkeley and his B.A. in political science from Stanford University.

Board Independence

The Board of Directors has determined that each of its current and nominated directors, except the Chief Executive Officer, is independent under applicable listing standard of NASDAQ.

Board Committees and Meetings

The Board of Directors held six meetings during the year ended December 31, 2008. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted a written charter for each of these committees. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during 2008.

Audit Committee

The Audit Committee currently consists of three directors: Mr. Cleveland, Dr. Mento and Mr. Wood, each of whom is independent under the applicable listing standard of NASDAQ and Securities and Exchange Commission rules. Mr. Wood served as the chairman of the Company’s Audit Committee from December 2007 to November 2008. Mr. Cleveland was appointed as the chairman of the Company’s Audit Committee in November 2008 upon joining the Board of Directors. The Board of Directors has determined that Mr. Cleveland and Mr. Wood are each an “audit committee financial expert” as defined in SEC rules and have the requisite financial sophistication in accordance with the applicable NASDAQ listing standards. The Audit Committee held five meetings during 2008. Mr. Wood is not standing for reelection in 2009. Sangamo’s Board of Directors will appoint a suitably qualified replacement for Mr. Wood to serve as a member of the Audit Committee following Sangamo’s 2009 Annual Meeting of Stockholders.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the risk management and internal controls of the Company and the Company’s compliance with legal and regulatory requirements. The Audit Committee interacts directly with and evaluates the performance of the independent registered public accounting firm, including determining whether to engage or dismiss the independent registered public accounting firm and to monitor the independent registered public accounting firm’s qualifications and independence. The Audit Committee also pre-approves all audit services and permissible non-audit services provided by the independent registered public accounting firm.

The Audit Committee Report is included herein on page 31. The Audit Committee has a charter, which was attached as Annex A to the Company’s proxy statement filed with the Securities and Exchange Commission on April 29, 2008.

Compensation Committee

The Compensation Committee currently consists of three directors: Dr. Gerber, Dr. Liu and Mr. Larson, each of whom is independent under applicable listing standard of NASDAQ. Mr. Gerber serves as the chairman of this committee. The Compensation Committee’s responsibilities include (i) establishing compensation arrangements for the executive officers and setting the performance goals for their incentive compensation programs, (ii) administering cash compensation plans, (iii) evaluating the performance of executive officers and awarding incentive compensation, (iv) adjusting compensation arrangements as appropriate based upon performance and (v) reviewing and monitoring management development and succession plans and activities. A subcommittee of the Compensation Committee, consisting of Dr. Gerber and Dr. Liu, administers the Company’s stock plans and makes grants and awards thereunder. Dr. Liu is not standing for reelection in 2009. Sangamo’s Board of Directors will appoint a suitably qualified replacement for Dr. Liu to serve as a member of the Compensation Committee and the subcommittee following Sangamo’s 2009 Annual Meeting of Stockholders. The Compensation Committee is authorized to delegate its authority to a subcommittee when appropriate. The Compensation Committee is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees.

The Compensation Committee held one meeting and executed one unanimous written consent in lieu of a meeting during 2008. The Compensation Committee has a charter, which was attached as Appendix A to the Company’s proxy statement filed with the Securities and Exchange Commission on April 30, 2007. The subcommittee of the Compensation Committee held one meeting during the 2008 year.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors are Dr. Gerber, Dr. Liu and Mr. Larson. None of our Compensation Committee members has been an officer or employee of Sangamo at any time. None of our executive officers serves on the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Dr. Gerber and Messrs. Larson and Wood, each of whom is independent under applicable listing standard of NASDAQ. Mr. Larson serves as the chairman of this committee. Sangamo’s Board of Directors will appoint a suitably qualified replacement for Mr. Wood to serve as a member of the Nominating and Corporate Governance Committee following Sangamo’s 2009 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the size, identification, selection and qualification of the Board of Directors and candidates nominated for the Board of Directors and its committees, and develops and recommends governance principles applicable to the Company. The Nominating and Corporate Governance Committee was established in March 2004. The Nominating and Corporate Governance Committee executed two unanimous written consents in lieu of meetings during 2008.

The Nominating and Corporate Governance Committee has a charter, which was attached as Annex B to the Company’s proxy statement filed with the Securities and Exchange Commission on April 29, 2008.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Stockholder nominees will receive the same consideration that nominees of the Board receive. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must provide all information requested by the Nominating and Corporate Governance Committee relating to such recommendation, including the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to Investor Relations at the following address:

Investor Relations Department

Sangamo BioSciences, Inc.

501 Canal Blvd, Suite A100

Richmond, CA 94804

Director Qualifications

The Nominating and Corporate Governance Committee will use a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. The Nominating and Corporate Governance Committee may assess character, judgment, business acumen and scientific expertise, and familiarity with issues affecting the biotechnology and pharmaceutical industries. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominating and Corporate Governance Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial, or other expertise.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Mr. Paul B. Cleveland, a new director, was recommended to the Nominating and Corporate Governance Committee as a director by an experienced life science industry professional. Sangamo did not and has no obligation to pay any fees to the life science industry professional that made the recommendation.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of our stockholders. Two directors attended the 2008 annual meeting of stockholders.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors, including the non-management directors, by sending a letter to the Sangamo Board of Directors, c/o Investor Relations, 501 Canal Boulevard, Suite A100, Richmond, California 94804. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which is applicable to all employees and directors of the Company. A copy of our Code of Business Conduct and Ethics is available on our website at http://www.sangamo.com/ in the Investor Section under Corporate Governance. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at http://www.sangamo.com/, in the Investor section.

Director Compensation

The following table sets forth certain information regarding the compensation of each non-employee director for service as a member of the Board of Directors during 2008. No stock awards other than stock options were granted to the non-employee directors during 2008, and no stock awards other than stock options were held by non-employee directors during such year.

Name (a)	Fees Earned or Paid in Cash ($) (1) (b)	Option Awards ($) (2) (3) (4) (c)	Total ($) (d)
Paul B. Cleveland.	$2,000	$2,107	$4,107
William G. Gerber, M.D.	$24,000	$59,560	$83,560
John W. Larson	$19,500	$59,560	$79,060
Margaret A. Liu, M.D.	$19,500	$85,189	$104,689
Steven J. Mento, Ph.D.	$21,000	$83,788	$104,788
Thomas G. Wiggans	$15,000	$45,547	$60,547
Michael C. Wood	$28,000	$59,560	$87,560

(1)	Consists of the annual retainer and meeting fees for service as a member of the Board of Directors or any Board committee. For further information concerning such fees, see the section below entitled “Director Annual Retainer and Meeting Fees.”

(2)	The amounts in column (c) reflect the compensation expense recognized for financial statement reporting purposes for the 2008 year, in accordance with Statement of Financial Accounting Standards No. 123, as revised (“SFAS 123(R)”), with respect to stock options granted to the non-employee directors, whether those options were granted in that year or any earlier year. The SFAS 123(R) compensation expense is based on the grant-date fair value of each such option grant and does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in the calculation of the SFAS 123(R) grant-date fair value of each option grant are included in footnote 2 to the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2009.

(3)	Pursuant to the Automatic Option Grant Program in effect under the Company’s 2004 Stock Incentive Plan, Dr. Gerber, Mr. Larson, Dr. Liu, Dr. Mento and Mr. Wood each received an option to purchase 10,000 shares of Common Stock with an exercise price per share of $10.17 at the 2008 Annual Meeting, and each such option had a grant date fair value under SFAS 123(R) of $58,612. Mr. Wiggans and Mr. Cleveland each received an option to purchase 50,000 shares of Common Stock with an exercise price per share of $10.17 and $2.04, respectively, on the respective dates of their initial appointment to the Board in 2008. The options had a grant date fair value under SFAS 123(R) of $293,060 and $68,315, respectively. For further information concerning the grant of options to non-employee directors under the Automatic Option Grant Program of the Company’s 2004 Stock Incentive Plan, see the section below entitled “2004 Stock Incentive Plan”.

(4)	As of December 31, 2008 the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Cleveland, 50,000 shares; Dr. Gerber, 80,000 shares; Mr. Larson, 80,000 shares; Dr. Liu, 80,000 shares; Dr. Mento, 25,556 shares; Mr. Wiggans, 50,000 shares and Mr. Wood, 80,000 shares.

Director Annual Retainer and Meeting Fees

Each non-employee Board member receives an annual cash retainer of $10,000, subject to pro-ration for directors who either join or leave the Board during the year. In addition, the non-employee Board member serving as chairperson of the Audit Committee and the non-employee Board member serving as chairperson of the Compensation Committee receive an additional cash retainer of $5,000 and $2,500, respectively. Non-employee Board members also receive the following additional cash payments: $2,000 per Board meeting attended; $1,000 per Audit Committee meeting attended; and $1,000 per Compensation Committee meeting attended.

2004 Stock Incentive Plan

Under the Automatic Option Grant Program in effect under the Sangamo 2004 Stock Incentive Plan (the “2004 Plan”), each new non-employee Board member will receive, at the time of his or her initial election or appointment to the Board, an option to purchase 50,000 shares of Common Stock, provided such person has not previously been in Sangamo’s employ. In addition, on the date of each annual stockholders meeting, each individual who has served as a director for the previous six months and who is to continue to serve as a non-employee Board member will be granted an option to purchase 10,000 shares of Common Stock. Each option granted under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by Sangamo, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each automatic option grant will vest in successive equal monthly installments upon completion of each month of Board service over a designated period. For the initial grant of 50,000 shares, the designated period is three years, and is one year in the case of an annual grant. However, the shares subject to each automatic option grant will immediately vest upon (i) the optionee’s death or permanent disability while a Board member, (ii) an acquisition of Sangamo by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of Sangamo’s outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership.

Pursuant to the Automatic Option Grant Program under the 2004 Plan, Dr. Gerber, Mr. Larson, Dr. Liu, Dr. Mento and Mr. Wood each received an option to purchase 10,000 shares of Common Stock with an exercise price per share of $10.17 at the 2008 Annual Meeting. Mr. Wiggans and Mr. Cleveland each received an option to purchase 50,000 shares of Common Stock with an exercise price per share of $10.17 and $2.04, respectively, on the respective dates of their initial appointment to the Board in 2008. In addition, all non-employee members of the Board elected at our 2009 Annual Meeting will receive an option to purchase 10,000 shares of Common Stock with an exercise price per share equal to the fair market value of a share of our Common Stock on the date of the 2009 Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL TWO:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Ernst & Young LLP, independent registered public accounting firm for Sangamo during 2008, to serve in the same capacity for the year ending December 31, 2009, and is asking the stockholders to ratify this appointment. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Sangamo and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young, LLP for the audit of the Company’s annual financial statements for 2008 and 2007, and fees billed for other services rendered by Ernst & Young, LLP during 2008 and 2007:

	2008	2007
Audit Fees and expenses (1)	$511,869	$545,244
Audit–related Fees (2)	25,459	150,965
Tax Fees (3)	34,800	34,800
All Other Fees	—	—

Total	$572,128	$731,009

(1)	Includes fees and expenses for the audit of our annual financial statements included in our Form 10-K and the related audit of internal controls, review of interim financial statements included on Forms 10-Q and services normally provided in connection with statutory and regulatory filings.

(2)	Includes fees in connection with the completion of Sangamo’s registered direct offering and other audit-related services.

(3)	Includes fees for tax compliance, tax advice and tax planning services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of the independent registered public accounting firm for the performance of all audit and non-audit services that are not prohibited and the fees for such services. The Audit Committee has delegated to its chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the chairman approves any such engagements, he will report that approval to the full Audit Committee not later than the next committee meeting.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by Ernst & Young, LLP is compatible with maintaining their independence. The Audit Committee has established a policy governing our use of Ernst & Young, LLP for non-audit services. Under the policy, management may use Ernst & Young, LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP to serve as Sangamo’s independent registered public accounting firm for the year ending December 31, 2009.

OTHER MATTERS

Sangamo knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

MANAGEMENT

Executive Officers

The following table sets forth information regarding our executive officers as of March 17, 2009:

Name	Age	Position
Edward O. Lanphier II	52	President, Chief Executive Officer and Director
H. Ward Wolff	60	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Dale G. Ando, M.D.	53	Vice President, Therapeutic Development and Chief Medical Officer
Philip D. Gregory, D. Phil	38	Vice President, Research
David G. Ichikawa	56	Senior Vice President, Business Development

Edward O. Lanphier II, the founder of Sangamo BioSciences, Inc., has served as President, Chief Executive Officer and as a member of the Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has approximately twenty-five years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He serves on the board of directors of the Biotechnology Institute. Mr. Lanphier holds a B.A. in biochemistry from Knox College.

H. Ward Wolff has served as Executive Vice President and Chief Financial Officer since December 2007. Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Wolff served as a member of the Company’s Board of Directors from June 2006 through December 2007, serving as chairman of the Audit Committee. Prior to joining the Company, Mr. Wolff served as Senior Vice President, Finance and Chief Financial Officer of Nuvelo, Inc. (now ARCA biopharma, Inc.) from July 2006 to August 2007 and Chief Financial Officer and Senior Vice President, Finance, of Abgenix, Inc. from September 2004 to April 2006. From

July 2002 to December 2003, Mr. Wolff served as Chief Financial Officer of QuantumShift. From 1998 to January 2002, he was Senior Vice President and Chief Financial Officer of DoubleTwist, Inc. From 1992 to 1998, he was Senior Vice President of Finance and Administration and Chief Financial Officer of Premenos Technology Corporation. From 1985 to 1992, Mr. Wolff was an Executive Director of Russell Reynolds Associates, Inc. From 1974 to 1985, Mr. Wolff held numerous positions with Price Waterhouse, as a certified public accountant, including Senior Audit Manager. Mr. Wolff serves on the boards of directors of Portola Pharmaceuticals, Inc. and MAP Pharmaceuticals, Inc. Mr. Wolff received a B.A. degree in Economics from the University of California at Berkeley and an M.B.A. degree from Harvard Business School.

Dale G. Ando, M.D. has served as Vice President, Therapeutic Development and Chief Medical Officer since August 2004. Dr. Ando has held senior positions in therapeutic product development in several biotechnology companies. From 1997 until he joined Sangamo in 2004, he was Vice President, Clinical Research at Cell Genesys, Inc. While at Cell Genesys, Dr. Ando directed the development of Phase I-III GVAX programs, oncolytic virus programs and Phase I/ II trials of chimaeric T-cell receptor products in HIV and cancer. From 1992 to 1997, Dr. Ando served as director of clinical gene therapy at Chiron Corporation. From 1997 to 2001 Dr. Ando served as a member of the Recombinant DNA Advisory Committee (RAC) and the Adenoviral Safety Committee for the National Institutes of Health (NIH). Dr. Ando began his career as a faculty member at UCLA Medical School in the Division of Rheumatology. He received his M.D. and Internal Medicine training at the University of Michigan and a B.S. in Chemistry from Stanford University. Dr. Ando is board certified in internal medicine and is a subspecialist in Rheumatology.

David G. Ichikawa has served as Senior Vice President, Business Development since December 2004. Prior to joining Sangamo, from February 2002 to September 2004, Mr. Ichikawa was Chief Business Officer for Sagres Discovery, where he was responsible for corporate strategy and business development activities. While at Sagres he negotiated a major collaboration with Boehringer Ingelheim, the strategic acquisition of MemRx Corporation and played a critical role in the acquisition of Sagres by Chiron Corporation. Prior to Sagres Discovery, from 1994 to February 2002, Mr. Ichikawa held several positions with Chiron Corporation including Vice President, R&D Business Development and Finance. Mr. Ichikawa earned his M.B.A. degree from the University of California at Berkeley and a B.S. degree from the University of California at Davis.

Philip D. Gregory, D. Phil. has served as Vice President, Research since October 2005. He joined Sangamo in December 2000 as a Scientist, became a Team Leader in October 2001 and Senior Director, Research in July 2003. Prior to joining the company, Dr. Gregory was at the University of Munich, Germany, where he studied the role of chromatin structure in gene regulation and published extensively in this field. Dr. Gregory earned a D. Phil. in Biochemistry from the University of Oxford and holds a B.Sc. in microbiology from the University of Sheffield.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to Sangamo with respect to the beneficial ownership of Common Stock as of March 17, 2009, by (i) all persons who are beneficial owners of five percent (5%) or more of Sangamo’s Common Stock based on 41,069,744 shares outstanding as of March 17, 2009, (ii) each director and each nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sangamo BioSciences, Inc., 501 Canal Boulevard, Suite A100, Richmond, CA 94804. Except as otherwise indicated or to the extent authority may be shared by both spouses under applicable law, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them. Except as otherwise indicated in the footnotes to the table or for shares of Common Stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as securities for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (16)
Kopp Investment Advisors, LLC (1)	2,687,850	6.5%
7701 France Avenue South, Suite 500 Edina, MN 55435
Barclays Global Investors, NA and Barclays Global Fund Advisors (2)	2,155,221	5.2%
400 Howard Street San Francisco, CA 94105
Edward Lanphier II (3)	2,748,241	6.6%
Paul B. Cleveland (4)	6,944	*
William G. Gerber, M.D. (5)	147,466	*
John W. Larson (6)	392,326	1.0%
Margaret A. Liu, M.D. (7)	79,166	*
Steven J. Mento, Ph.D. (8)	44,666	*
Thomas G. Wiggans (9)	15,278	*
Michael C. Wood (10)	1,345,666	3.3%
H. Ward Wolff (11)	182,969	*
Dale G. Ando, M.D. (12)	347,866	*
Philip D. Gregory, D. Phil. (13)	199,724	*
David G. Ichikawa (14)	167,187	*
All current directors and executive officers as a group (12 persons) (15)	5,677,499	13.3%

*	Less than one percent.

(1)	According to Amendment No. 4 to Schedule 13D filed on September 5, 2008, Kopp Investment Advisors, LLC had shared dispositive power over 1,470,850 shares, sole voting power over 2,576,425 shares and aggregate beneficial ownership over 2,576,425 shares. Kopp Holding Company, LLC is the parent entity of Kopp Investment Advisors, LLC, and reported aggregate beneficial ownership of 2,576,425 shares. The filing also stated that Leroy C. Kopp is the control person of Kopp Holding Company, LLC. Mr. Kopp reported sole dispositive power over 1,217,000 shares in addition to the shares that may be deemed beneficially owned by Kopp Investment Advisors, LLC for an aggregate beneficial ownership of 2,687,850 shares.

(2)

According to a Schedule 13G filed on February 5, 2009, Barclays Global Investors, NA and Barclays Global Fund Advisors are the beneficial owners of 831,915 and 1,323,306 shares, respectively, for an aggregate amount of 2,155,221. Barclays Global Investors, NA has sole power to dispose or to direct the disposition of

831,915 shares and sole power to vote or to direct to vote of 757,665 shares. Barclays Global Fund Advisors has sole power to dispose or to direct the disposition of 1,323,306 shares and sole power to vote or to direct to vote of 1,323,306 shares.

(3)	Includes 537,499 shares of Common Stock subject to options exercisable within 60 days after March 17, 2009. Also includes 300,000 shares held by Mr. Lanphier’s children and 1,910,742 shares held in trust.

(4)	Consists of 6,944 shares of Common Stock subject to options exercisable within 60 days after March 17, 2009.

(5)	Includes 79,166 shares of Common Stock subject to options exercisable within 60 days after March 17, 2009 and 68,300 shares held in trust.

(6)	Includes 79,166 shares of Common Stock subject to options exercisable within 60 days after March 17, 2009. and 116,260 shares of Common Stock held indirectly in a 401(k) plan for the benefit of Mr. Larson.

(7)	Consists of 79,166 shares of Common Stock subject to options exercisable within 60 days after March 17, 2009.

(8)	Includes 24,722 shares of Common Stock subject to options exercisable within 60 days after March 17, 2009.

(9)	Consists of 15,278 shares of Common Stock subject to options exercisable within 60 days after March 17, 2009.

(10)	Includes 79,166 shares of Common Stock subject to options exercisable within 60 days after March 17, 2009.

(11)	Includes 164,860 shares of Common Stock subject to options exercisable within 60 days after March 17, 2009. In addition to the shares reported as beneficially owned by Mr. Wolff in the table above, he also holds restricted stock units covering an additional 75,000 shares of Common Stock that may vest and become issuable more than 60 days after March 17, 2009.

(12)	Includes 333,332 shares of Common Stock subject to options exercisable within 60 days after March 17, 2009.

(13)	Includes of 177,791 shares of Common Stock subject to options exercisable within 60 days after March 17, 2009.

(14)	Consists of 167,187 shares of Common Stock subject to options exercisable within 60 days after March 17, 2009.

(15)	Includes 1,745,277 shares of Common Stock subject to options held by current Officers and Directors that will become exercisable within 60 days after March 17, 2008.

(16)	Shares of Common Stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days after March 17, 2009, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

COMPENSATION DISCUSSION AND ANALYSIS

It is our intent in this Compensation Discussion and Analysis to inform our shareholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze the key elements of the compensation provided to our chief executive officer, our principal financial and accounting officer and the other executive officers named in the Summary Compensation Table which follows this discussion.

Overview of the Company’s Executive Compensation Program

Corporate Governance and the Role of the Compensation Committee

The Company’s Compensation Committee assists the Board of Directors in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s affairs in the areas of compensation plans, policies and programs of the Company, especially those regarding executive compensation and employee benefits.

The Compensation Committee’s primary responsibilities are: 1) to determine the cash compensation of the Company’s Chief Executive Officer; 2) to approve all decisions relating to the cash compensation of the Company’s other executive officers; 3) to review and oversee compensation decisions with regard to other Company executives; 4) to administer the Company’s cash bonus program, including the determination of the bonus pool based on the achievement of goals established by the Compensation Committee; and 5) to review and approve the policies adopted by the Company with regard to employee compensation and employee benefits. A subcommittee of the Compensation Committee has primary responsibility for administering the Company’s 2004 Equity Incentive Plan and has the exclusive authority to grant options and other stock-based awards under such plan to the Chief Executive Officer and the Company’s other executive officers.

During 2008, Dr. Gerber served as chairman of the Compensation Committee, and Dr. Liu and Mr. Larson were members of the Compensation Committee. Dr. Gerber and Dr. Liu also served as the members of the Compensation Subcommittee. The Company’s Board of Directors has determined that all of the Compensation Committee members are “independent” directors under the NASDAQ definition of independence. Dr Gerber, Dr. Liu, and Mr. Larson have extensive experience in executive management and the biotechnology industry, including experience with compensation practices and policies.

Objectives of the Company’s Compensation Program

The Company is developing a new class of human therapeutics and is committed to building a sustainable business focused on the research, development and commercialization of DNA-binding proteins for the therapeutic regulation and modification of disease-related genes and other applications in plant agriculture, laboratory research reagents and in the enhanced production of protein pharmaceuticals. To achieve this strategic objective, the Company has emphasized the recruitment of executives with significant industry or scientific experience. This is a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee administers the compensation programs for our executive officers with this competitive environment in mind.

Pharmaceutical research, development and commercialization require sustained and focused effort over many years. As a consequence, the Compensation Committee believes the Company’s compensation program must balance long-term incentives that create rewards for the realization of our long-term strategic objectives with near term compensation that rewards employees for the achievement of annual goals that further the attainment of the Company’s long-term objectives. The Company believes that compensation should not be based primarily on the short-term performance of our stock, which has been and continues to be highly volatile.

To this end, the objectives of the Company’s compensation program are to:

•

Enable the Company to attract and retain highly qualified executives with significant industry or scientific experience by providing a competitive compensation package that includes long-term incentives that provide significant retentive value;

•	Reward executives for company success in meeting its annual and long-term clinical development and other research and operational goals; and

•	Reward executives for their individual performance and achievement of their personal goals and those of the functional organizations that they manage.

Executive Compensation Determination Procedures and Policies

The Compensation Committee (or the Compensation Subcommittee) approves the Company’s policies regarding executive compensation, approves all compensation actions with regard to the Company’s executive officers, and oversees all other aspects of the Company’s employee compensation programs. The Compensation Committee reviews executive compensation annually. As part of such process, the Compensation Committee reviews the performance assessments of individual executives which, for executives other than the Chief Executive Officer, are generated by each executive’s direct manager and reviewed by the Chief Executive Officer. In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance against the Company’s annual goals and longer term objectives pre-established by the Compensation Committee, together with market data regarding executive compensation at comparable companies. In addition, for each executive officer, the Compensation Committee considers the Company’s performance against annual and longer term objectives, market data regarding executive compensation at comparable companies and the recommendations of management.

The Compensation Committee has traditionally utilized the services of compensation consultants Setren, Smallberg & Associates, Inc. (“Setren”) to provide advice and recommendations regarding the Company’s equity compensation practices, the cash compensation structure for all employees at the level of vice president and above and the Company’s cash bonus program. The Compensation Committee also reviews compensation data from various surveys complied by Radford (“Radford Surveys”), a division of Aon Corporation, and publicly available sources. However, in the 2008 year the Compensation Committee engaged Setren only to a modest extent, and instead relied primarily on compensation data obtained from publicly available sources and various Radford Surveys for purposes of benchmarking executive officer compensation for that year.

Management makes compensation recommendations to the Compensation Committee for each of the Company’s executive officers (other than the Chief Executive Officer) and each other Company officer. The Compensation Committee may accept or adjust those recommendations. However the Compensation Committee (or Compensation Subcommittee) makes all decisions with respect to the Chief Executive Officer’s compensation based on its own evaluations and analysis.

Comparative Analysis

The Committee sets the compensation for the Chief Executive Officer and other executive officers in part by reference to compensation data for comparable companies compiled by the Committee from publicly available sources. As the comparison group for 2008, management recommended to the Compensation Committee, and the Compensation Committee accepted, the 16 biotechnology companies listed below. The companies were selected on the basis of their development stage, market capitalization, and therapeutic focus, the size and complexity of their organizations, and to some extent their geographic proximity to the Company. Because the biotechnology industry is a dynamic industry, this group is periodically updated, and some companies that were contained in the comparator group used for determining 2006 and 2007 compensation were dropped from the comparator group because they no longer met the established criteria. For 2008, the Committee reviewed comparable compensation data for the Chief Executive Officer and certain other executive officers.

ACADIA Pharmaceuticals, Inc.	Geron Corporation
Allos Therapeutics, Inc.	Immunogen, Inc.
Alnylam Pharmaceuticals, Inc.	Incyte Genomics, Inc.
Arena Pharmaceuticals, Inc.	Intermune Inc.
Ariad Pharmaceutical, Inc.	Lexicon Genetics, Inc.
Avigen, Inc.	Maxygen, Inc
Cell Genesys, Inc.	Nuvelo, Inc.
Cytokinetics, Inc.	Vical, Inc.

Key Elements of the Company’s Executive Compensation Program

The following are the key elements of the Company’s executive compensation program:

•	Base Salary

•	Cash Bonus

•	Equity Compensation

Base Salary

Base salary is intended to enable the Company to attract and retain executives with greater than average experience and skills, when compared to comparable biotechnology companies. For each executive position, the Committee targets base compensation in the range of the 50th- 75th percentile of the comparator group. However, actual base salary may be below or above the range based on individual performance, experience, skills, and the importance of the position to the Company. In December 2007, following the performance review of the executive officers for the 2007 year, the Compensation Committee approved increases to annual base salaries effective for the 2008 year. The table below shows annual 2006, 2007 and 2008 base salary rates for each named executive officer:

Name	2008 Base Salary	2007 Base Salary	Percent Increase	2007 Base Salary	2006 Base Salary	Percent Increase
Edward O. Lanphier II	$510,000	$475,000	7.37%	$475,000	$440,000	7.95%
H. Ward Wolff	$350,000	$350,000	—	$350,000	—	—
Dale G. Ando, M.D.	$385,000	$350,000	10.00%	$350,000	$335,000	4.48%
Philip D. Gregory, D. Phil.	$260,000	$235,000	10.64%	$235,000	$220,000	6.82%
David G. Ichikawa	$285,000	$275,000	3.64%	$275,000	$265,000	3.77%

Based on market data derived largely from the Radford Surveys, the Committee believes that the 2008 base salaries for the named executive officers ranged from the 50th to the 75th percentile of the competitive base salary amounts paid by the peer group companies. The Committee considers this positioning appropriate given each executive’s tenure and responsibilities with the Company, as well as the high cost of living in the San Francisco Bay Area.

In December 2008, the Company again conducted annual performance reviews of all of its employees, including executive officers. At that time Mr. Lanphier and executive management recommended to the Committee that executive salaries remain at 2008 levels for the 2009 year as part of the Company’s cost-reduction and cash conservation measures in light of the difficult financial markets. It was also recommended that salary adjustments for the 2009 year for employees below the officer level be limited to modest merit increases. The Committee agreed to these recommendations and did not increase base salaries for executive officers and approved only minimal increases in salary for non-executive employees for 2009. Because no base salary increases were effected for executive officers for the 20009 year and only modest merit increases were effected for non-executive employees for 2009, the Compensation Committee did not consult with independent compensation consultants to determine the competitiveness of the 2009 base salary levels or their percentile levels within the comparator group.

Cash Bonus

2008 Cash Incentive Program. In December 2007 the Compensation Committee approved a cash incentive program for the 2008 year designed to advance our pay-for-performance policy by focusing the attention of our executive officers on the attainment of key objectives. The program provides our executive officers with a direct financial incentive in the form of a cash bonus award tied to our achievement of aggressive pre-established research and development, organizational and financial goals for the 2008 year. At the beginning of the year, the Compensation Committee determined the relative weight of each goal based on its importance to the Company’s success. The goals and weighting under the program for 2008 were as follows:

Goal	Weighting
Research and Development	60%

•      Advance clinical pipeline: includes presenting top-line data from the company’s lead Phase 2 clinical trial, initiating a new Phase 2 clinical trial in the Company’s lead program and initiating Phase 1 clinical trials in two new programs

•      Advance pre-clinical programs and technology applications

Organizational	30%
• Complete a ZFP Therapeutics corporate partnership • Other organizational goals

Financial Management	10%
• Conclude 2008 with a minimum balance of $50.0 million in cash and cash equivalents
Total	100%

The Compensation Committee has historically determined the size of potential cash bonuses by reference to target bonus amounts, based on market data, established for each executive position. In 2008, the Company’s target cash bonus for the Chief Executive Officer was 50 percent of his base salary, 40 percent of base salary for the Executive Vice president and Chief Financial Officer and 30 percent of base salary for the other named executive officers. The specified percentages are intended to help ensure that the Company’s total cash compensation is competitive when compared to peer companies. It is also designed to increase the relative portion of each executive’s cash compensation that is contingent on goal achievement, thereby increasing the performance-based component of each executive’s total compensation.

If the actual level of attainment for any goal is deemed to be below the target level for that goal, the dollar amount of the portion of the executive officer’s bonus allocated to that goal would be interpolated on a straight line basis between $0 and his target bonus amount. Should performance exceed the target level for that goal, the dollar amount of the portion of the bonus allocated to that goal would be increased above the target bonus amount for that goal to reflect the extent to which the results exceeded the target goal. At the time the goals were set, we believed that the goals, though aggressive, were attainable at the established target levels, but substantial uncertainty nevertheless existed as to the actual attainment of the goals at the established level.

At the end of each year, the Committee determines the level at which each performance goal is attained, with each executive officer’s bonus potential tied to the actual level of goal attainment. In December 2008, in consideration of the Company’s cash conservation measures in light of the difficult financial markets, Mr. Lanphier and the Company’s executive management recommended that cash bonuses not be awarded to officers or any other Company employees for the 2008 year. The Committee agreed, and consequently no cash bonuses were paid to any employees for the 2008 year. However, in order to remain competitive, the Compensation Committee in December 2008 determined that it was appropriate to award stock option grants to executive officers and employees that were larger than would typically be awarded, as described under the heading “Equity Awards” below.

The Compensation Committee retains the discretion each year to grant bonuses to individual executives that are above or below the established target based on the above criteria and its subjective assessment of each executive’s performance. However, in an effort to conserve the Company’s cash, no such discretionary cash bonuses were awarded in 2009.

2009 Cash Incentive Program

In April 2009 the Compensation Committee approved a cash incentive program for the 2009 year that is substantially similar to the program in effect for the 2008 year, but with updated goals to reflect the Company’s business objectives for the 2009 year. As with the 2008 cash incentive program, the 2009 program provides our executive officers with a direct financial incentive in the form of a cash bonus award tied to our achievement of aggressive pre-established research and development, organizational and financial goals for the 2009 year. The Compensation Committee has established research and development (weighting 60%), organizational (weighting 30%) and financial goals (weighting 10%) for the 2009 year. If the actual level of attainment for any goal is below the target level set for that goal, then the dollar amount of the portion of the executive officer’s bonus allocated to that goal would be interpolated on a straight line basis between $0 and his target bonus amount. Should performance exceed the target level for that goal, the dollar amount of the portion of the bonus allocated to that goal would be increased above the target bonus amount for that goal to reflect the extent to which the results exceeded the target goal. At the time the goals for the 2009 year were set, we believed that those goals were attainable at the established target levels, but substantial uncertainty nevertheless existed as to their actual attainment of that level.

In 2009, the Company’s target cash bonus for the Chief Executive Officer under the cash incentive program is 50 percent of his base salary, 40 percent for the Executive Vice president and Chief Financial Officer and 30 percent of base salary for the other named executive officers. Due to the substantial similarity of the 2009 bonus program to the 2008 bonus program, the Compensation Committee did not consult with independent compensation consultants to determine the competitiveness of the 2009 bonus program or target a specific percentile when comparing the bonus opportunity under the program to the comparator group. In December 2009, the Committee will evaluate bonuses for executive management based on the levels at which the pre-established goals are actually attained and the target bonus amount set for each executive officer.

Equity Compensation

The Company grants stock options to its executives, and to all of its employees, to provide long term incentives that align the interests of its work force with the achievement of the Company’s long term vision to develop and commercialize pharmaceutical products. Given the time periods involved in pharmaceutical development, the Company believes that these long term incentives are critical to the Company’s success. The exercise price for options granted by the Company is equal to the closing price of the Company’s stock on the option grant date.

The Compensation Committee determines the size of stock option grants for the named executive officers. Target ranges for stock option grants are based on position, salary level, and competitive practices of peer companies. Actual awards also reflect individual performance and potential, as well as retention objectives. Options are granted to all employees, including executives, when they are hired, and employees are eligible for additional options in connection with annual performance reviews. New hire option grants are generally pre-authorized and become effective on the employee’s start date, with the exercise price set at the market price on that date.

In December 2008, as in past years, the Company conducted annual performance reviews of all of its employees, including executive officers. In determining the size of the equity component of employee compensation for 2009, the executive management and the Compensation Committee took into consideration the fact that, in an effort to conserve the Company’s cash reserves, no cash bonuses were awarded for the 2008 year and no salary increases were made for any officer for 2009. Accordingly, the Committee relied more heavily on equity compensation to retain key staff and to remain competitive than compared to prior years. When compared to the size of aggregate annual stock option awards made to employees in each of the two prior years, the awards made in December 2008 represent approximately a two-fold increase. Based on these considerations as well as Company performance and individual performance reviews, the Compensation Committee approved option grants to each of its named executive officers covering the following number of shares, each with an exercise price per share of $3.45, the fair market value of the Company’s common stock on the December 10, 2008 option grant date:

Name	Number of Option Shares
Edward O. Lanphier II	350,000
H. Ward Wolff	300,000
Dale G. Ando, M.D.	200,000
Philip D. Gregory, D. Phil.	200,000
David G. Ichikawa	100,000

Each option grant will vest in accordance with the Company’s standard vesting schedule; twenty-five percent of the option shares will vest after completion of one year of service and the balance of the option shares will vest in equal monthly installments over the following thirty-six months of continued service.

Employment Agreements

The Company’s Board of Directors entered into an Employment Agreement with the Company’s President and Chief Executive Officer, Edward O. Lanphier, in 1997 and with the Company’s Executive Vice President and Chief Financial Officer, H. Ward Wolff, in November 2007. Each of the agreements was the result of arms-length negotiation between the parties. The agreements were amended in December 2008 in order to bring the agreements into compliance with Section 409A of the Internal Revenue Code. A summary of the material terms of the employment agreements with Mr. Lanphier and Mr. Wolff, together with a quantification of the benefits available under those agreements may be found in the section of the proxy statement entitled “Executive Compensation and Other Information—Employment Contracts, Termination of Employment and Change in Control Arrangements.”

The Company believes the severance and the change in control benefits payable to Mr. Lanphier under his employment agreement are fair and reasonable in light of the years of service he has rendered the Company and the level of dedication and commitment he has shown over those years. The change in control benefits provide financial protection against any potential loss of employment that might otherwise occur as a result of an acquisition of the Company and will allow Mr. Lanphier to focus his attention on acquisition proposals that are in the best interests of the stockholders, without undue concern as to his own financial situation. We also believe the single trigger vesting acceleration of his equity awards upon a change in control is justified because those awards are designed to serve as the primary vehicle for Mr. Lanphier to accumulate financial resources for retirement, and a change in control event is an appropriate liquidation point for awards intended for such purpose. The Company does not provide Mr. Lanphier or any other executive officers with any defined benefit pension plan or supplemental executive retirement plan, and the only other opportunities for the accumulation of retirement funds is through the limited deferral opportunities provided under the Company’s 401(k) savings plan.

In approving the terms of the employment agreement with Mr. Wolff in November 2007, the Compensation Committee reviewed a comparative analysis from Setren of the compensation packages provided to chief financial officers at other companies of similar size and market capitalization and also took into consideration the compensation package offered to Mr. Wolff by his most recent employer. The employment agreement with Mr. Wolff also provides certain severance benefits. Setren advised the Compensation Committee that the inclusion of severance provisions in the employment agreement was a commonly accepted practice and advised the Company that the severance package offered to Mr. Wolff as part of his employment agreement was within the competitive range of comparable chief financial officer severance packages at other companies of similar size and market capitalization.

Other Elements of Executive Compensation Program

The remaining elements of the Company’s executive compensation program, like its broader employee compensation programs, are intended to make the Company’s overall compensation program competitive with those of its peer companies, keeping in mind the constraints imposed by the Company’s reliance on the capital markets as the primary source of its cash needs. With the exception of the employment agreements between the Company and the Company’s President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer, all of the remaining elements of the Company’s executive compensation program (401(k) Plan, Medical, Dental, and Vision Plans, Life and Disability Insurance, and Employee Stock Purchase Plan) are available to all Company employees. Mr. Lanphier is not eligible to participate in the Company’s Employee Stock Purchase Plan.

Allocations between Base Salary, Cash Bonus and Equity Compensation for Executives

The development and commercialization of pharmaceutical products involves a high degree of risk, particularly in the early stages of clinical development. It takes many years of clinical development to reduce this risk. Like most other biotechnology companies that have not yet commercialized any products, the Company has been heavily dependent on the capital markets for its cash requirements. Given the limitations on the Company’s available cash resources, and the long-term risks associated with the Company’s achievement of its strategic objectives, the Company has historically weighted its total compensation toward equity, for executives as well as the rest of its work force, in order to minimize the use of its cash resources while achieving total compensation packages that have allowed it to attract and retain talented employees, including those in its executive ranks. The Company believes that this strategy has been successful, as demonstrated by the backgrounds of its executives and other employees.

The Company continues to evaluate the relative importance of equity and cash components of total compensation. Many of the Company’s peers have begun to limit the size of option grants, in part as a consequence of the implementation of SFAS 123(R), which requires companies to accrue expenses associated with equity compensation in their financial statements in a different manner than they had been permitted prior to January 1, 2006, and in part as a result of the dilutive impact of such option grants. The Company will take such factors and trends into consideration as part of its annual review of peer company and market data. However, in December 2008, the Compensation Committee determined that the proportion of compensation for executive management paid as cash should be reduced in response to market conditions. In order to provide an alternative incentive to retain key staff and remain competitive, the Compensation Committee approved stock option awards in December 2008 that are larger in size than when compared to the grants made in each of the 2006 and 2007 years.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. The stock options granted to our executive officers have been structured with the objective of qualifying those awards as performance-based compensation. Non-performance-based compensation paid to our executive officers for 2008 did not exceed the $1.0 million limit per covered officer. Although the restricted stock units awarded to Mr. Wolff as a component of equity compensation will not qualify as performance-based compensation, the compensation associated with the vesting of those units should not be subject to the $1.0 million limitation because Mr. Wolff will not be a covered officer for purposes of that limitation if he continues in his capacity as the Company’s principal financial officer. In future years, the scope of the limitation may change, and it is possible that all or part of Mr. Wolff’s restricted stock units may become subject to the $1.0 million limitation on deductibility. However, we believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through restricted stock units tied to the executive officer’s continued service, which may, together with base salary, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. It is also important to note that as of December 31, 2008, the Company had net operating loss carryforwards for federal income tax purposes of approximately $113.4 million, which expire in the years 2010 through 2028. Accordingly, these loss carryforwards would defer the impact of any deductions that the Company might lose under Section 162(m) for one or more of those carryforward years.

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned, for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2008, 2007 and 2006 by the Company’s President and Chief Executive Officer, the Company’s Executive Vice President and Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers whose total compensation for the 2008 year was in excess of $100,000 and who were serving as executive officers at the end of that year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2008 year have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.” The Company does not sponsor a pension plan or a non-qualified deferred compensation plan.

Name and Principal Position	Year	Salary ($) (1)			Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)			Non-Equity Incentive Plan Compensation ($) (5)		Total ($)
(a)	(b)	(c)			(d)	(e)	(f)			(g)		(h)
Edward O. Lanphier II,	2008		$510,000		—	—		$994,467			—		$1,504,467
President and Chief Executive Officer	2007		$475,000		$25,000	—		$466,835			$190,000		$1,156,835
	2006		$440,000		—	—		$500,246			$155,000		$1,095,246

H. Ward Wolff,	2008		$350,000		—	$357,483		$836,873			—		$1,544,356
Executive Vice President and Chief Financial Officer	2007		$29,167	(6)	—	$15,269		$90,173	(6)		—		$134,609	(6)

Dale G. Ando, MD,	2008		$385,000		—	—		$378,453			—		$763,453
Vice President of Therapeutic Development and Chief Medical Officer	2007 2006	$ $	350,000 335,000		$20,000 —	— —	$ $	187,304 177,486		$ $	84,000 60,000	$ $	641,304 572,486

Philip D. Gregory, D. Phil.,	2008		$260,000		—	—		$319,830			—		$579,830
Vice President of Research	2007		$235,000		$15,000	—		$135,815			$56,400		$442,215
	2006		$220,000		—	—		$168,423			$40,000		$428,423

David G. Ichikawa,	2008		$285,000		—	—		$241,463			—		$526,463
Senior Vice President of Business Development	2007		$275,000		—	—		$166,483			$66,000		$507,483
	2006		$265,000		—	—		$178,115			$46,500		$489,615

(1)	Includes amounts deferred under the Company’s 401(k) Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts in column (d) reflect discretionary bonuses awarded for service for the year ended December 31, 2007.

(3)	Reflects the compensation expense recognized for financial statement purposes for each indicated year, in accordance with SFAS 123(R), with respect to the restricted stock unit award made to Mr. Wolff during the 2007 year. The reported amount is based on the grant-date fair value of such stock award, measured in terms of the closing price of the Company’s common stock on the date of the award, and does not take into account any estimated forfeitures related to service- vesting conditions.

(4)	The amounts in column (f) reflect the compensation expense recognized for financial statement reporting purposes for each indicated year, in accordance with SFAS 123(R), with respect to stock options granted to the named executive officers, whether those options were granted in such year or any earlier year. For Mr. Wolff, the reported amount also includes the SFAS 123(R) incremental expense attributable to the modification made in 2007 to the outstanding stock options granted to him while he was a non-employee Board member which allowed those options to remain outstanding and continue to vest during his period of employee status with the Company. The amounts reported in column (f) are based on the grant-date fair value (plus the incremental fair value for Mr. Wolff’s modified options) for each option award, as determined pursuant to SFAS 123(R), and do not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of such grant-date fair value included in footnote 2 to the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2009.

(5)	The amounts in column (g) reflect the cash awards made to the named executive officers under the Company’s non-equity incentive plan that was in effect for the indicated year.

(6)	Mr. Wolff joined the Company in December 2007 as Executive Vice President and Chief Financial Officer. Prior to the commencement of such employment, Mr. Wolff served as a non-employee member of the Board of Directors. The amounts reported in the table above reflect Mr. Wolff’s compensation earned as an executive officer for the portion of the 2007 year following the commencement of his employment with the Company, and do not reflect the compensation earned by him as a non-employee director during that year. If the compensation he earned as a non-employee director had been included in the table, an additional column “Other Annual Compensation” would have been included to which there would have been credited the $23,000 of Board fees earned by Mr. Wolff in 2007 and an additional expense of $101,645 would have been added to column “Option Awards.” Accordingly, had such compensation been included in the table, Mr. Wolff’s total compensation for the 2007 year would have increased from $134,609 to $259,254.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2008 year under a compensation plan.

Name	Grant Date	Potential Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)		Exercise or Base Price of Option or Stock Awards ($/Sh)	Grant Date SFAS123R Value ($)
		Threshold ($) (1)	Target ($) (2)	Maximum ($) (1)
Edward O. Lanphier II	12/10/08	$0	$255,000	—	—	—		—	—
	12/10/08	—	—	—	—	350,000	(4)	$3.45	$808,745
H. Ward Wolff	12/10/08	$0	$140,000	—	—	—		—	—
	12/10/08	—	—	—	—	300,000	(5)	$3.45	$693,210
Dale G. Ando, M.D.	12/10/08	$0	$115,000	—	—	—		—	—
	12/10/08	—	—	—	—	200,000		$3.45	$462,140
Philip D. Gregory, D. Phil.	12/10/08	$0	$78,000	—	—	—		—	—
	12/10/08	—	—	—	—	200,000		$3.45	$462,140
David Ichikawa	12/10/08	$0	$85,500	—	—	—		—	—
	12/10/08	—	—	—	—	100,000		$3.45	$231,010

(1)	If the applicable performance goals were attained at a level between threshold and target, the potential bonus would be in a dollar amount interpolated on a straight line basis between $0 and the indicated target bonus amount. If performance goal attainment were above the target level, then the potential bonus would be increased above the indicated target bonus amount to reflect the extent to which the target goals were exceeded.

(2)	Reflects the potential payouts under the Company’s non-equity incentive plan based on the Company’s attainment of certain research and development, operational and financial goals at target level. For more information regarding the non-equity incentive plan, please see the section entitled “Cash Bonus” in the Company’s Compensation Discussion and Analysis.

(3)	Each of the reported options was granted under the Company’s 2004 Stock Incentive Plan and will vest and become exercisable in accordance with the following schedule: twenty-five percent of the option shares will vest on the one year anniversary of the option grant date and the remaining option shares will vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date.

(4)	The reported option granted to Mr. Lanphier will immediately vest on an accelerated basis upon a change in control of the Company, as described in the section below entitled “Employment Contracts and Change in Control Agreements.”

(5)	The reported option granted to Mr. Wolff will immediately vest on an accelerated basis upon the termination of his employment with the Company under certain circumstances or upon a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

Outstanding Equity Awards at Year-End

The following table provides certain summary information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or units of stock that have not vested (#)		Market Value of shares or units of stock that have not vested ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)
Edward O. Lanphier II	—	350,000	(2)	$3.45	12/10/2018	—		—
	62,500	187,500	(2)	$13.98	12/12/2017	—		—
	100,000	100,000	(2)	$6.82	12/13/2016	—		—
	112,500	37,500	(2)	$4.11	12/12/2015	—		—
	100,000	—		$5.19	12/20/2014	—		—
	100,000	—		$6.39	4/22/2014	—		—
H. Ward Wolff	—	300,000	(3)	$3.45	12/10/2018	—		—
	75,000	225,000	(3)	$14.27	12/03/2017	—		—
	—	—		—	—	75,000	(4)	$261,000	(5)
	10,000	—		$7.28	06/07/2017	—		—
	41,667	8,333	(3)(6)	$7.73	06/07/2016	—		—
Dale G.Ando, M.D.	—	200,000		$3.45	12/10/2018	—		—
	25,000	75,000		$13.98	12/12/2017	—		—
	25,000	25,000		$6.82	12/13/2016	—		—
	37,500	12,500		$4.11	12/12/2015	—		—
	25,000	—		$5.19	12/20/2014	—		—
	200,000	—		$3.61	8/2/2014	—		—
Philip D. Gregory, D. Phil.	—	200,000		$3.45	12/10/2018	—		—
	22,500	67,500		$13.98	12/12/2017	—		—
	25,000	25,000		$6.82	12/13/2016	—		—
	17,291	12,500		$4.11	12/12/2015	—		—
	25,000	—		$5.19	12/20/2014	—		—
	4,209	—		$3.00	8/9/2014	—		—
	39,000	—		$4.92	12/2/2013	—		—
	10,000	—		$8.89	1/2/2012	—		—
	15,000	—		$15.37	12/14/2010	—		—
David G. Ichikawa	—	100,000		$3.45	12/10/2018	—		—
	7,500	22,500		$13.98	12/12/2017	—		—
	25,000	25,000		$6.82	12/13/2016	—		—
	18,750	6,250		$4.11	12/12/2015	—		—
	105,000	—		$5.19	12/20/2014	—		—

(1)

Each of the reported options (other than those described in footnotes (6) and (7) below) will vest and become exercisable for the total number of shares subject to that option at the time of grant in accordance with the following schedule: twenty-five percent of the total number of option shares will vest on the one year anniversary of the option grant date and the balance of the option shares will vest in thirty-six successive equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues in the Company’s service through each applicable vesting date. Accordingly, the vesting schedule for the unexercisable options reported for each named executive officer is determined by applying such vesting schedule to the total number of shares for which each such option was granted. The table below indicates the total number of shares for which each such reported option was granted and the number of shares for which that option has been exercised prior to January 1, 2009. Each option listed below corresponds to the option in the above table that has an expiration date ten (10) years later than the grant date of the option listed below:

Name	Option Grant Date	Total Number of Option Shares on Grant Date	Number of Option Shares Exercised Before January 1, 2009
Edward O. Lanphier II	12/12/05	150,000	—
	12/13/06	200,000	—
	12/12/07	250,000	—
	12/10/08	350,000	—
H. Ward Wolff	12/03/07	300,000	—
	12/10/08	300,000	—
Dale G. Ando, M.D.	12/12/05	50,000	—
	12/13/06	50,000	—
	12/12/07	100,000	—
	12/10/08	200,000	—
Philip D. Gregory, D. Phil.	12/12/05	50,000	20,209
	12/13/06	50,000	—
	12/12/07	90,000	—
	12/10/08	200,000	—
David G. Ichikawa	12/12/05	25,000	—
	12/13/06	50,000	—
	12/12/07	30,000	—
	12/10/08	100,000	—

(2)	Each of these options will vest on an accelerated basis upon a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(3)	Each of these options will vest on an accelerated basis upon termination of employment with the Company under certain circumstances or upon certain changes in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(4)	Represents a restricted stock unit award covering the indicated number of shares of Common Stock. Each restricted stock unit will entitle Mr. Wolff to one share of Common Stock upon the vesting of that unit. The units will vest, and the underlying shares will become issuable, in a series of thirty-six successive equal monthly installments upon his completion of each month of service over the thirty-six-month period measured from December 3, 2008. All the units will vest, and the underlying shares will become issuable, immediately upon the termination of Mr. Wolff’s employment with the Company under certain circumstances or upon certain changes in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(5)	Based on the $3.48 closing price of the Company’s common stock on December 31, 2008.

(6)	The option will vest and become exercisable for the option shares in a series of six successive equal monthly installments upon his completion of each month of service over the six-month period measured from December 7, 2008. The option will immediately vest and become exercisable on an accelerated basis upon the termination of Mr. Wolff’s employment with the Company by reason of death or permanent disability or upon certain change in control of the Company.

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers, the number of shares of the Company’s common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2008. No stock appreciation rights were exercised by the named executive officers during 2008, and none of those officers held any stock appreciation rights as of December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares vested (#)	Market Value of shares or units of stock that have vested ($) (2)
(a)	(b)	(c)	(d)	(e)
Edward O. Lanphier II.	400,000	$4,932,000	—	—
Philip D. Gregory, D. Phil.	27,000	$211,804	—	—
David G. Ichikawa	45,000	$342,200	—	—
H. Ward Wolff	—	—	25,000	$87,000

(1)	Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)	Based on the $3.48 closing price of the Company’s common stock on December 31, 2008.

Pension Benefits

The Company does not sponsor a tax-qualified defined benefit retirement plan or a supplemental executive retirement plan.

Nonqualified Deferred Compensation

The Company does not sponsor a nonqualified deferred compensation plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans. There are no outstanding options that the Company has assumed in connection with its acquisition of other companies, and there are currently no assumed plans under which the Company can grant options.

	Column (A)		Column (B)		Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	6,485,085	(2)(3)	$7.04	(4)	3,941,269	(5)(6)
Equity Compensation Plans Not Approved by Stockholders	—		N/A		—

Total	6,485,085		$7.04		3,941,269

(1)	Consists of the 2004 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan.

(2)	Includes 75,000 shares subject to restricted stock units that will entitle the holder to one share of Common Stock for each unit that vests over the holder’s period of continued service with the Company.

(3)	Excludes purchase rights accruing under the Company’s 2000 Employee Stock Purchase Plan with an initial stockholder-approved reserve of 400,000 shares. Under the Purchase Plan, each eligible employee may purchase up to 2,000 shares of Common Stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)	The calculation does not take into account the 75,000 shares of Common Stock subject to outstanding restricted stock units. Such shares will be issued at the time the restricted stock units vest, without any cash consideration payable for those shares.

(5)	Consists of shares available for future issuance under the 2000 Employee Stock Purchase Plan and the 2004 Stock Incentive Plan. As of December 31, 2008, 1,913,578 shares of Common Stock were available for issuance under the Employee Stock Purchase Plan, and 2,027,691 shares of Common Stock were available for issuance under the 2004 Stock Incentive Plan. The 2,027,691 shares available for issuance under the 2004 Stock Incentive Plan may be issued upon the exercise of stock options or stock appreciation rights granted under discretionary grant and automatic option grant programs, or those shares may be issued under the stock issuance program as stock bonuses or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

(6)	The number of shares of Common Stock available for issuance under the Employee Stock Purchase Plan will automatically increase on the first trading day of the second quarter each year by the amount equal to 1% of the total number of shares of Common Stock outstanding on the last trading of the immediately preceding first quarter, up to a maximum annual increase of 600,000 shares. The number of shares of Common Stock available for issuance under the 2004 Stock Incentive Plan will automatically increase on the first trading day of January each calendar year by an amount equal to 3% of the total number of shares of Common Stock outstanding on the last trading day of December in the immediately preceding calendar year, up to a maximum annual increase of 1,750,000 shares.

Employment Contracts and Change in Control Arrangements

In May 1997, we entered into an employment agreement with Edward O. Lanphier II, our President and Chief Executive Officer, which was amended effective December 31, 2008. Under the terms of the agreement, Mr. Lanphier will receive an annual base salary and his potential cash bonus, each in an amount or at a rate determined annually by the Compensation Committee. In the event (a) Mr. Lanphier terminates his employment due to a material reduction of his duties and responsibilities, a material reduction in his base salary (except pursuant to certain pay reductions uniformly applied to the Company’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home, (b) Mr. Lanphier is terminated by the Company without cause or (c) Mr. Lanphier’s employment agreement is not assumed or otherwise continued in effect by the acquiring entity following a change in control of the Company, he will be entitled to receive the following severance benefits: (i) twelve months of salary continuation, (ii) a pro-rated bonus for the year in which such termination occurs, and (iii) reimbursement of his health care coverage costs under COBRA for a period of twelve months. Upon a change in control of the Company all of Mr. Lanphier’s outstanding stock options will vest in full, and such options will remain exercisable for all the option shares for a three-year period measured from the date of the change of control or (if later), his termination date, but in no event will any such option remain exercisable following the expiration of the maximum option term.

In November 2007, we entered into an employment agreement with H. Ward Wolff, our Executive Vice President and Chief Financial Officer, which was amended and rested effective December 31, 2008. Pursuant to the terms of the agreement, Mr. Wolff’s annual base salary is set at a minimum of $350,000, subject to adjustment by the Compensation Committee from time to time, and he is eligible to receive a bonus of up to 40% of his base salary each calendar year, beginning with the 2008 calendar year. However, the bonus will be payable only upon the achievement of specific performance criteria to be established by the Compensation Committee. If the Company terminates Mr. Wolff’s employment without cause, or Mr. Wolff terminates his employment for good reason, within 12 months following a change in control and he executes a general release of all claims in favor of the Company, then Mr. Wolff will receive a severance payment equal to his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs, reimbursement of his health care coverage costs under COBRA for up to twelve months and all of Mr. Wolff’s outstanding equity awards will become vested on an accelerated basis. Such severance payment will be paid in equal monthly installments over a twelve month period following his termination date. If the Company terminates Mr. Wolff’s employment without cause, or Mr. Wolff terminates his employment for good reason, in the absence of a change in control or more than 12 months after a change in control and he executes a general release of all claims in favor of the Company, then Mr. Wolff will receive salary continuation payments for a twelve month period following his termination date at his rate of base salary in effect on his termination date and continued health care coverage at the Company’s expense for up to twelve months.

In connection with Mr. Wolff’s appointment as Executive Vice President and Chief Financial Officer, the Company has amended the existing stock options for 60,000 shares that he received in connection with his service as a non-employee Board member so that those options will remain outstanding and continue to vest during his continued service as an employee of the Company or as a consultant. These options will also vest on an accelerated basis should Mr. Wolff’s service with the Company terminate by reason of death or permanent disability or upon certain changes in control of the Company.

The Compensation Committee of the Board of Directors, as the administrator of the 2004 Plan, has the authority to provide that any outstanding options held by the Chief Executive Officer or any other executive officer or any other unvested equity award made to such individual under the 2004 Plan will vest on an accelerated basis in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following the change in control event. In addition, all outstanding options and restricted stock units under the Company’s 2004 Plan will immediately vest upon a change in control, to the extent not assumed or continued in effect by the successor entity or replaced with a cash retention program which preserves the intrinsic value of the award at that time and provides for the subsequent vesting and payout of that value in accordance with the pre-existing vesting schedules for those awards.

Quantification of Benefits

The chart below quantifies the compensation both Mr. Lanphier and Mr. Wolff would have each received had their employment terminated on December 31, 2008 in the absence of a change in control of the Company but under circumstances entitling them to severance benefits under their employment agreements:

Name	Salary Continuation	Pro Rated Bonus	COBRA
Edward O. Lanphier II	$510,000	$255,000	$25,413
H. Ward Wolff	$350,000	—	$25,413

The chart below quantifies the compensation Mr. Lanphier would have received pursuant to his employment agreement upon a change in control of the Company in which his outstanding equity awards and his employment agreement are assumed or otherwise continued in effect. For purposes of quantifying such payment, the change in control is assumed to have occurred on December 31, 2008 and the change in control consideration paid per share of outstanding Common Stock is assumed to be equal to the closing selling price per share of Common Stock on December 31, 2008, which was $3.48 per share.

Name	Accelerated Equity
Edward O. Lanphier II	$333,989	(1)

(1)	Represents (i) the intrinsic value of the option shares vesting on an accelerated basis on December 31, 2008 (calculated by multiplying (a) the aggregate number of option shares which vest on such an accelerated basis by (b) the amount by which the $3.48 closing selling price per share of Common Stock of that date exceeds the option exercise price per share), plus (ii) the value of the extension of the option term of all outstanding options held by Mr. Lanphier on December 31, 2008 from 90 days to three years, determined on the basis of the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R. For a discussion of valuation assumptions used in the SFAS 123(R) calculations, see Note 2 of Notes to Consolidated Financial Statements, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2008.

The chart below quantifies the value of the accelerated equity the named executive officers are entitled to receive upon a change in control of the Company in which their outstanding equity awards are not assumed or otherwise continued in effect. For purposes of quantifying the payments, the change in control is assumed to have occurred on December 31, 2008 and the change in control consideration paid per share of outstanding Common Stock is assumed to be equal to the closing selling price per share of Common Stock on December 31, 2008, which was $3.48 per share.

Name	Accelerated Equity (1)
Edward O. Lanphier II	$10,500
H. Ward Wolff	$270,000
Dale G. Ando, M.D.	$6,000
Philip D. Gregory, D. Phil.	$6,000
David G. Ichikawa	$3,000

(1)	Represents the intrinsic value of each stock option or other equity award vesting on an accelerated basis in connection with a change in control on December 31, 2008, and is calculated by multiplying (i) the aggregate number of shares which vest on an accelerated basis under such awards by (ii) the amount by which the $3.48 closing selling price per share of Common Stock on that date exceeds the exercise price or other issue price (if any) payable per vested share.

The chart below quantifies the payments Mr. Lanphier and Mr. Wolff would each have received had their employment terminated on December 31, 2008 in connection with a change in control under circumstances entitling them to severance benefits under their employment agreements. Mr. Lanphier would also receive the same severance benefits if his employment agreement is not assumed or otherwise continued in effect following such change in control, whether or not he actually terminates employment at that time.

Name	Salary Continuation	Pro Rated Bonus	Accelerated Vesting of Equity Awards		COBRA
Edward O. Lanphier II	$510,000	$255,000	$333,989	(1)	$25,413
H. Ward Wolff	$350,000	$140,000	$270,000	(2)	$25,413

(1)	Represents (i) the intrinsic value of the option shares vesting on an accelerated basis on December 31, 2008 (calculated by multiplying (a) the aggregate number of option shares which vest on such an accelerated basis by (b) the amount by which the $3.48 closing selling price per share of Common Stock on that date exceeds the option exercise price per share), plus (ii) the value of the extension of the option term of all outstanding options held by Mr. Lanphier on December 31, 2008 from 90 days to three years, determined on the basis of the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R. For a discussion of valuation assumptions used in the SFAS 123(R) calculations, see Note 2 of Notes to Consolidated Financial Statements, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2009.

(2)

Represents the intrinsic value of each stock option or other equity award vesting on an accelerated basis on December 31, 2008 as a result of the termination of his employment (calculated by multiplying (a) the aggregate number of shares which vest on such an accelerated basis under such awards by (b) the amount by which the $3.48 closing selling price per share of Common Stock on that date exceeds the exercise or other issue price (if any) payable per share).

Board Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.

Submitted by the Compensation

Committee of the Board of Directors

Dr. Gerber

Dr. Liu

Mr. Larson

Board Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2008, included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2008 with the management of the Company.

The Audit Committee has discussed with Sangamo’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Sangamo.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to Sangamo’s Board of Directors that the audited financial statements be included in Sangamo’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the

Board of Directors

Mr. Cleveland

Dr. Mento

Mr. Wood

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the indemnification provisions contained in Sangamo’s Restated Certificate of Incorporation and Bylaws, Sangamo has entered into separate indemnification agreements with each of its directors and officers containing provisions which may require Sangamo, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors.

Policies and Procedures

Consistent with the requirement under NASDAQ listing rules, the Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions as defined under Securities and Exchange Commission rules and regulations. While we do not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Audit Committee must review the material facts of any such transaction and approve that transaction.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have a conflict of interest. The Company reviews the questionnaire for potential related party transactions. In addition, at meetings of the Audit Committee, management may recommend related party transactions to the committee, including the material terms of the proposed transactions, for its consideration. In making its decision to approve or ratify a related party transaction, the Audit Committee will consider all relevant facts and circumstances available to the committee, including factors such as the aggregate value of the transaction, whether the terms of the related party transaction are no less favorable than terms generally available in an arms’ length transaction and the benefit of such transaction to us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of Sangamo and persons who beneficially own more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their beneficial ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16 reports which Sangamo received from such persons for their 2008 year transactions in the Common Stock and their Common Stock holdings, and (ii) written representation that no other reports were required, Sangamo believes that all reporting requirements under Section 16 for such year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 has been provided concurrently with the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

THE BOARD OF DIRECTORS OF

SANGAMO BIOSCIENCES, INC.

Dated: April 21, 2009

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the

two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be

received by 1:00 a.m., Central Time, on June 4, 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/SGMO • Follow the steps outlined on the secured website.

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the

    United States, Canada & Puerto Rico any time

    on a touch tone telephone. There is NO

    CHARGE to you for the call.

  •  Follow the instructions provided by the recorded

    message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.To	elect six directors to serve for the ensuing year until their successors are duly elected and qualified or until earlier death or resignation:

Nominees:

	For	Withhold		For	Withhold		For	Withhold	+
01 - Edward O. Lanphier, II	☐	☐	02 - Paul B. Cleveland	☐	☐	03 - William G. Gerber, M.D.	☐	☐

04 - John W. Larson	☐	☐	05 - Steven J. Mento, Ph.D.	☐	☐	06 - Thomas G. Wiggans	☐	☐

	For	Against	Abstain
2. To ratify the Appointment of Ernst & Young LLP as Independent Auditors for the fiscal year ended December 31, 2009.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, GIVE FULL NAME AND TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — Sangamo BioSciences, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 4, 2009

The undersigned hereby appoints Edward O. Lanphier II and H. Ward Wolff and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Sangamo BioSciences, Inc. Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2009 Annual Meeting of Stockholders of Sangamo BioSciences, Inc., to be held at 501 Canal Boulevard, Suite A100, Richmond, California 94804 on June 4, 2009 at 9:00 a.m. or at any postponement or adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR ITEMS 1 AND 2 AND AT THE DISCRETION OF THE PROXY ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

(SEE PROXY STATEMENT FOR DISCUSSION OF ITEMS)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE